Exhibit 99.2

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of January 11, 2018 by and among Digirad Corporation, a Delaware corporation, East Hill Management Company, LLC, a Delaware limited liability company and Thomas M. Clay (collectively, the “Existing Members”) and Philip R. Broenniman, James C. Elbaor, Paul J. Evans, Ezra M. Gardner, Brian J. Harper, Gus D. Halas, Lee D. Keddie, Jeffry R. Keyes, Shawn W. Kravetz, Benjamin E. Large and Chad M. Nelson (the “New Members”). Capitalized terms not defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, the Existing Members are parties to that certain Amended and Restated Joint Filing and Solicitation Agreement dated as of January 11, 2018 (the “Agreement”), pursuant to which the Existing Members formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purposes of seeking representation on the Board of Directors (the “Board”) of Aviragen Therapeutics, Inc. (the “Company”) at the next meeting of stockholders of the Company at which directors can be elected (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Meeting”), for soliciting stockholder support for director nominations and any other proposal submitted by the CAS Group, for such other actions as the members of the CAS Group agree to take, including, but not limited to, soliciting stockholder support against the proposed merger between the Company and Vaxart, Inc., and for the purpose of taking all other action necessary to achieve the foregoing; and

WHEREAS, the New Members desire to join the group formed by the Existing Members.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.       Effective immediately, the New Members are joined as a party to the Agreement.

2.       The New Members agree to be bound by the terms of the Agreement, the terms of which are incorporated herein and made a part hereof.

3.       This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signature page on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Digirad Corporation

By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

EAST HILL MANAGEMENT COMPANY, LLC

By:	/s/ Thomas M. Clay
	Name:	Thomas M. Clay
	Title:	Manager

/s/ Thomas M. Clay
Thomas M. Clay

/s/ James C. Elbaor
James C. Elbaor

/s/ Paul J. Evans
Paul J. Evans

/s/ Brian J. Harper
Brian J. Harper

/s/ Lee D. Keddie
Lee D. Keddie

/s/ Jeffry R. Keyes
Jeffry R. Keyes

/s/ Shawn W. Kravetz
Shawn W. Kravetz

/s/ Benjamin E. Large
Benjamin E. Large

/s/ Chad M. Nelson
Chad M. Nelson

Signature Page to Joinder Agreement

/s/ Philip R. Broenniman
Philip R. Broenniman

/s/ Ezra M. Gardner
Ezra M. Gardner

/s/ Gus D. Halas
Gus D. Halas

Signature Page to Joinder Agreement